UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) Of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2012

MAKEMUSIC, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-26192	41-1716250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7615 Golden Triangle Drive, Suite M Eden Prairie, Minnesota		55344-3848
(Address of Principal Executive Offices)		(Zip Code)

(952) 937-9611

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2012, MakeMusic, Inc. (the “Company”) and Karen T. van Lith (“Ms. van Lith”), the Company’s former President and Chief Executive Officer, entered into a Separation Agreement and Release (the “Separation Agreement”). The Separation Agreement sets forth all compensation and benefits payable by the Company to Ms. van Lith following the date she ceased to serve as an officer of the Company.

Pursuant to the Separation Agreement, the Company will make the following payments to Ms. van Lith: 12 months of severance at Ms. van Lith’s ending base salary, payable over a 12-month period; $60,000 as a lump sum, payable during the Company’s third fiscal quarter; approximately $1,000 per month in COBRA premiums through June 2013; and approximately $11,000 for accrued but unused paid time off. In addition, the vested portion of Ms. van Lith’s stock option will remain exercisable until June 15, 2015, and the portion of the option scheduled to vest on June 30, 2012 became vested upon Ms. van Lith’s execution of the Separation Agreement. The remainder of the option will be forfeited in accordance with its terms, and the unearned portion of Ms. van Lith’s restricted stock awards will be forfeited in accordance with their terms. The Separation Agreement contains a mutual release of claims and mutual non-disparagement and confidentiality obligations and requires Ms. van Lith to comply with certain non-solicitation and non-competition obligations for 12 months. Under applicable federal and state laws, Ms. van Lith’s release of claims is subject to a seven-day and fifteen-day rescission period, respectively.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements: None.

(b)	Pro forma financial information: None.

(c)	Shell company transactions: None.

(d)	Exhibits:

10.1	Separation Agreement and Release dated June 22, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 27, 2012

MAKEMUSIC, INC.

/s/ Karen L. VanDerBosch
Karen L. VanDerBosch
Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

MakeMusic, Inc.

Form 8-K Current Report

Exhibit Number	Description
10.1	Separation Agreement and Release dated June 22, 2012.